CONTACT:
Kara Stancell, Investor Relations & Corporate Communications, (602) 808-3854
MEDICIS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
SCOTTSDALE, Ariz.—November 8, 2006—Medicis (NYSE:MRX) today announced revenue for the three months ended September 30, 2006 of approximately $90.0 million, compared to $83.3 million for the three months ended September 30, 2005. Net loss computed in accordance with U.S. generally accepted accounting principles (“GAAP”) for the three months ended September 30, 2006 was $20.7 million, or ($0.38) per share, compared to GAAP net income of $12.5 million, or $0.20 per diluted share for the three months ended September 30, 2005.
Non-GAAP “if-converted” net income for the three months ended September 30, 2006 was approximately $19.4 million, or $0.28 per diluted share, compared to non-GAAP “if-converted” net income of $19.6 million, or $0.28 per diluted share for the three months ended September 30, 2005. Non-GAAP net income for the three months ended September 30, 2006 is adjusted for the write-off of long-lived assets described below ($52.6 million pre-tax; $33.5 million net of tax), and FAS 123R share-based compensation expense ($6.6 million pre-tax; $4.8 million net of tax). Total adjustments from GAAP net loss to non-GAAP net income is $59.2 million pre-tax and $38.4 million net of tax.
“We are pleased to announce another strong quarter,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “We have reached a stage in our Company’s evolution where we are able to arm our highly regarded sales team with effective, sophisticated products with appropriate intellectual property protection. As we move forward, we remain committed to the quality and scientific strength of our research and development program, and the continued recognition of Medicis as a leading research, sales and marketing organization.”
Due to the Company’s GAAP net loss during the three months ended September 30, 2006, a calculation of diluted earnings per share is not required. For the three months ended September 30, 2006, potentially dilutive securities consisted of restricted stock and stock options convertible into 1,716,419 shares in the aggregate, and 5,822,894 and 7,324,819 shares of common stock, issuable upon conversion of the Old and New Convertible Notes, respectively. The Old and New Convertible Notes are more fully described in the Company’s 10-Q ending September 30, 2006.
During the quarter ended September 30, 2006, long-lived assets related primarily to LOPROX® and ESOTERICA® were determined to be impaired based on the Company’s analysis of the long-lived assets’ carrying value and projected future cash flows from continuing sales of the products. As a result of the impairment analysis, the Company recorded a noncash write-down of approximately $52.6 million ($33.5 million net of tax) related to these long-lived assets.

Factors affecting the future cash flows of the LOPROX® long-lived asset included pressures in the marketplace from generic competition and the cancellation of the development plan to support future forms of LOPROX®. Factors affecting the future cash flows of the ESOTERICA® long-lived asset included a notice of proposed rulemaking by the U.S. Food and Drug Administration (“FDA”) for a New Drug Application (“NDA”) to be required for continued marketing of hydroquinone products, such as ESOTERICA®. ESOTERICA® is currently an over-the-counter product line, and the Company does not plan to invest in obtaining an approved NDA for this product line if this proposed rule is made final without change.
Medicis provides non-GAAP financial information which has been adjusted for certain special items. Balances adjusted for these special items are referred to as “non-GAAP.” Further discussion of the non-GAAP financial information, as well as a reconciliation of the non-GAAP financial results and Medicis’ GAAP financial results can be found below.
For the quarter ended September 30, 2006, revenues increased $6.7 million as compared to the quarter ended September 30, 2005. In addition, gross profit margins for the quarter ended September 30, 2006 increased 4.9 percentage points as compared to 85.6% for the quarter ended September 30, 2005. The year over year increase in revenue and gross profit for the September 2006 quarter was primarily due to the rapid acceptance and market share attainment of SOLODYN™ launched in July 2006 to dermatologists and the continued strong growth of RESTYLANE®. Core brand revenue for the quarter ended September 30, 2006 represented approximately 92% of total revenue, compared to core brand revenue of approximately 86% of total revenue for the quarter ended September 30, 2005. The Company believes its future growth drivers to be the RESTYLANE®, PERLANE®, SOLODYN™, VANOS™ and ZIANA™ franchises. PERLANE® is not currently approved for use by the FDA in the U.S. At the end of the September 2006 quarter, the Company’s core brands included OMNICEF®, RESTYLANE®, SOLODYN™, TRIAZ® and VANOS™.
GAAP selling, general and administrative (SG&A) expenses for the three months ended September 30, 2006 were $53.6 million, compared to $41.5 million for the same period last year. Absent special items, non-GAAP SG&A expenses for the three months ended September 30, 2006 were approximately $47.5 million, or 52.7% of total revenue, compared to non-GAAP SG&A expenses of approximately $33.6 million, or 40.4% of total revenue, for the same period last year. The increase in non-GAAP SG&A expenses compared to the same period last year is primarily due to an increase in promotional spending behind the launch of SOLODYN™, costs associated with RESTYLANE® promotional programs and an increase in reserves for legal settlements.
GAAP research and development (R&D) expenses for the three months ended September 30, 2006 were $9.0 million, compared to $5.1 million for the same period last year. Absent the special items discussed below, non-GAAP R&D expenses for the three months ended September 30, 2006 were approximately $8.5 million, or 9.5% of total revenue, compared to non-GAAP R&D expenses of approximately $4.5 million, or 5.5% of total revenue, for the same period last year. The increase in R&D expenses compared to the same period last year is primarily due to ongoing R&D related to the development of RELOXIN®.
For the nine months ended September 30, 2006, the Company reported revenues of $250.2 million and a GAAP net loss of $93.7 million, or ($1.72) per share. This is compared to revenues for the nine months ended September 30, 2005 of $279.0 million and GAAP net income of $56.2 million, or $0.88 per diluted share.

Due to the Company’s net loss during the nine months ended September 30, 2006, a calculation of diluted earnings per share is not required. For the nine months ended September 30, 2006, potentially dilutive securities consisted of restricted stock and stock options convertible into 1,989,589 shares in the aggregate, and 5,822,894 and 7,324,819 shares of common stock, issuable upon conversion of the Old Notes and New Notes, respectively.
In addition, gross profit margins for the nine months ended September 30, 2006 increased 2.4 percentage points to 88.0%, compared to 85.6% for the nine months ended September 30, 2005. The year over year increase in gross profit margins as a percentage of total net revenue for the nine months ended September 2006 was primarily due to the rapid acceptance and market share attainment of SOLODYN™ launched in July 2006 to dermatologists. Core brand revenue for the nine months ended September 30, 2006 represented approximately 89% of total revenue, compared to core brand revenue of approximately 78% of total revenue for the nine months ended September 30, 2005. At the end of the nine months ended September 2006, the Company’s core brands included OMNICEF®, RESTYLANE®, SOLODYN™, TRIAZ® and VANOS™.
GAAP SG&A expenses for the nine months ended September 30, 2006 were $155.9 million, or approximately 62.3% of revenue, compared to $110.9 million, or approximately 39.8% of revenue, for the same period last year. The increase in SG&A expenses compared to the same period last year is primarily due to FAS 123R share-based compensation expense, an increase in promotional spending behind the launch of SOLODYN™, costs associated with RESTYLANE® promotional programs and an increase in reserves for legal settlements.
GAAP R&D expenses for the nine months ended September 30, 2006 were approximately $150.0 million, or approximately 60% of revenue, compared to $25.6 million, or approximately 9% of revenue, for the same period last year. The $124.4 million increase in R&D expenses is primarily due to costs associated with the acquisition of the product rights and ongoing R&D relating to RELOXIN®.
2006 Guidance Update
Based upon information available currently to the Company, the Company’s financial guidance is as follows:

Calendar 2006
(in millions, except per share amounts)

Fourth Quarter
(12/31/06)
Estimated (a)

Current Revenue Objective	$105

Current GAAP diluted earnings per share objectives	$0.27

Current non-GAAP diluted earnings per share objectives (b)	$0.33

(a)	Includes revenue associated with PERLANE® and initial sales of ZIANA™

(b)	Excludes special charges associated with FAS 123R share-based compensation expense and R&D development milestone or contract payments
The current revenue and earnings per share estimates above represent the approximate median of Medicis’ guidance range, including R&D expenses associated with the RELOXIN® project, promotional spending for RESTYLANE®, expected launch costs associated with ZIANA™ and the potential approval of PERLANE® and the expected costs associated with hiring in excess of 60 aesthetic sales representatives in anticipation of the potential PERLANE® launch. The above non-GAAP earnings per share guidance does not include FAS 123R share-based compensation expense. FAS 123R share-based compensation expense is estimated to be approximately $6.0 million pre-tax, or approximately $0.06 per diluted share for the fourth quarter of 2006.
For the fourth quarter of 2006, the Company anticipates the following:
•	gross profit margins of approximately 88-89% of revenue primarily due to higher margin products such as RESTYLANE®, SOLODYN™ and VANOS™ contributing to a greater percentage of revenue than in previous quarters and years;

•	SG&A expenses to be approximately 46%-48% of revenue;

•	R&D expenses, including expenses related to the development of RELOXIN®, to be approximately 10% of revenue;

•	depreciation and amortization to be approximately $6.0 million;

•	the effective tax rate to be approximately 30%; and

•	approximately 70 million fully diluted if-converted shares outstanding.
2007 Guidance Update

The Company’s previously announced anticipated guidance for 2007 remains unchanged as follows:
•	revenue in excess of $400 million;

•	non-GAAP diluted earnings per share objectives of approximately $1.30-$1.40, excluding FAS 123R share-based compensation expense of approximately $0.22 per share; and

•	GAAP diluted earnings per share objectives of approximately $1.08-$1.18, which includes FAS 123R share-based compensation expense of approximately $0.22 per share.
The above revenue and earnings per share guidance for 2007 excludes business development milestone or contract payments. The above revenue and non-GAAP earnings per share guidance for 2007 includes:
•	the FDA approval of PERLANE(R);

•	costs associated with the launches of PERLANE® and ZIANA™;

•	completed sales force expansion as noted above;

•	direct-to-consumer spending at levels similar to 2006;

•	costs associated with RELOXIN(R) development; and

•	approximately 71 million fully diluted if-converted shares outstanding.
The Company expects to provide more comprehensive 2007 guidance most likely in the fourth quarter of 2006 or first quarter of 2007.
At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company.
“If-Converted” Net Income and Diluted Earnings Per Share
If-converted net income and diluted earnings per share amounts are calculated using the “if-converted” method of accounting in accordance with GAAP regardless of whether the outstanding 2.5% Convertible Senior Notes (“Old Notes”) and 1.5% Convertible Senior Notes (“New Notes”) meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares.
Use of Non-GAAP Financial Information
To the extent that the Company has provided non-GAAP financial information in this press release, it has done so in order to provide meaningful supplemental information regarding its operational performance and to enhance its investors’ overall understanding of its core financial performance. Management measures the Company’s performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management’s internal comparisons to the Company’s historical core operating results, comparisons to competitors’ core operating results and is a basis for financial decision making. Management believes that Medicis’ investors benefit from seeing the Company’s results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP adjustments are informative to investors, allowing them to focus on the ongoing operations and the core results of Medicis’ business. Historically, Medicis has reported similar non-GAAP information to its investors and believes that the inclusion of comparative numbers provides consistency in the Company’s financial disclosures. This information is not in accordance with, or an alternative for, information prepared using GAAP in the United States. It excludes items, such as special charges for R&D, FAS 123R share-based compensation expense, the impairment of long-lived assets, and litigation reserves that may have a material effect on the Company’s net income and diluted net income per common share calculated in accordance with GAAP. The Company excludes such charges and the related tax benefits when analyzing its financial results as the items are distinguishable events and have no impact to the Company’s ongoing results of operations. Management believes that by viewing the Company’s results of operations excluding these charges, investors are given an indication of the ongoing results of the Company’s operations.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the prescription brands RESTYLANE®, DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), OMNICEF® (cefdinir), PLEXION® (sodium sulfacetamide/sulfur), SOLODYN™ (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream, 0.05%, VANOS™ (fluocinonide) Cream, 0.1%, SYNALAR® (fluocinolone acetonide), ZIANATM (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) and AMMONUL® (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA®. For more information about Medicis, please visit the Company’s website at www.medicis.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements, including Medicis’ future prospects, revenue and earnings guidance, business development activities, potential settlement of the government’s investigation relating to the False Claims Act, the successful launches of PERLANE® and ZIANA™ Gel and our expectations relating to our product development pipeline. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis.
The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K/T for the transition year ended December 31, 2005 and other documents we file with the Securities and Exchange Commission. At the time of this press release, the Company cannot, among other things, assess the likelihood, timing or forthcoming results of R&D projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company’s industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s core brands, in particular, the recent approval of a generic LOPROX® Cream and LOPROX® TS, or a substitutable DYNACIN® Tablet form, and any future competitive product approvals that may affect the Company’s brands. Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for R&D work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty in which periods these potential payments could be made, nor if any payments such as these will be made at all. Any estimated future guidance does not include among other things the potential payments associated with any such transactions. Also, there are a number of additional important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets for Medicis’ products, the availability of product supply and the receipt of required regulatory approvals, the risks and uncertainties normally incident to the pharmaceutical and medical device industries including product liability claims, the introduction of federal and/or state regulations relating to the Company’s business, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis’ strategy (including the uncertainty of license payments and/or other payments due from third parties), the timing and success of new product development by Medicis or third parties, competitive product introductions, the risks of pending and future litigation or government investigations and other risks described from time to time in Medicis’ SEC filings including its Annual Report on Form 10-K/T for the transition year ended December 31, 2005, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF® is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. RESTYLANE® is a registered trademark of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.

Medicis Pharmaceutical Corporation
Summary Statements of Operations
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$89,987	$83,264	$250,176	$278,996
Cost of revenues	8,518	12,024	30,116	40,201

Gross Profit	81,469	71,240	220,060	238,795

Operating expenses:
Selling, general and administrative	53,641	41,487	155,929	110,905
Impairment of long-lived assets	52,586	—	52,586	—
Research and development	8,983	5,053	149,968	25,590
Depreciation and amortization	5,854	6,308	17,510	18,435

Total operating expenses	121,064	52,848	375,993	154,930

Operating (loss) income	(39,595)	18,392	(155,933)	83,865

Interest income, net	(5,262)	(1,450)	(14,229)	(2,528)

Income tax (benefit) expense	(13,656)	7,382	(48,003)	30,167

Net (loss) income	$(20,677)	$12,460	$(93,701)	$56,226

Basic net (loss) income per common share	$(0.38)	$0.23	$(1.72)	$1.04

Diluted net (loss) income per common share	$(0.38)	$0.20	$(1.72)	$0.88

Shares used in basic net (loss) income per share	54,747	54,310	54,536	54,275

Shares used in diluted net (loss) income per common share	54,747	69,850	54,536	69,513

Cash flow from (used in) operations	$25,706	$28,066	$(74,739)	$112,581

Medicis Pharmaceutical Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share data)

	Three months ended			Three months ended
	September 30, 2006			September 30, 2005
	Dollar Value		EPS Impact	Dollar Value		EPS Impact
GAAP net (loss) income	$(20,677)		$(0.38)	$12,460
Interest expense and associated bond offering costs (tax effected)	$1,680	{a}		$1,680	{a}

GAAP “if-converted” net (loss) income and diluted EPS	$(18,997)		$(0.27)	$14,140		$0.20

Non-GAAP adjustments:

Impairment of long-lived assets	52,586		0.76
FAS 123R share-based compensation expense:
Selling, general and administrative	6,177		0.09	7,184		0.10
Research and development	455		0.01	505		0.01

Selling, general and administrative expense related to integration planning costs	—		—	691		0.01

Income tax effects	(20,861)	{b}	(0.30)	(2,874)		(0.04)

Non-GAAP “if-converted” net income and diluted EPS	$19,360		$0.28	$19,646		$0.28

	2006	2005
Shares used in basic net income (loss) per common share	54,747	54,310

Shares used in diluted net income per common share	69,612	69,850

{a}	In order to determine “if-converted” net income, the tax effected net interest on the 2.5% and 1.5% contingent convertible notes and the associated bond offering costs of $1.7 million are added back to GAAP net income for the three months ended September 30, 2006 and 2005, respectively.

{b}	Total tax effect for non-GAAP pre-tax adjustments and other income tax adjustments consisted of the following amount (in thousands):

Tax effect for impairment of long-lived asset	$19,037
Tax effect for FAS 123R share-based compensation adjustment	1,824

$20,861

The following table represents a reconciliation of GAAP selling, general and administrative expenses to non-GAAP selling, general and administrative expenses. All numbers are shown in thousands and are not tax-effected.

	Three Months Ended
	September 30,
	2006	2005
GAAP selling, general and administrative	$53,641	$41,487
Integration planning costs	—	(691)
FAS 123R share-based compensation expense	(6,177)	(7,184)

Non-GAAP selling, general and administrative expenses	$47,464	$33,612

The following table represents a reconciliation of GAAP research and development expenses to non-GAAP research and development expenses. All numbers are shown in thousands and are not tax-effected.

	Three Months Ended
	September 30,
	2006	2005
GAAP research and development expenses	$8,983	$5,053
FAS 123R share-based compensation expense	(455)	(505)

Non-GAAP research and development expenses	$8,528	$4,548

Medicis Pharmaceutical Corporation
Balance Sheets

	September 30,	December 31,
	2006	2005
Assets
Cash, cash equivalents & short-term investments	$578,269	$742,532
Accounts receivable, net	20,972	46,697
Inventory, net	20,084	19,076
Other current assets	34,330	24,979

Total current assets	653,655	833,284
Property & equipment, net	6,438	5,416
Intangible assets, net	235,951	302,930
Deferred tax asset	44,058	—
Long-term investments	65,695	—
Other assets	2,716	4,325

Total assets	$1,008,513	$1,145,955

Liabilities and stockholders’ equity
Current liabilities	$78,225	$140,831
Contingent convertible senior notes 2.5%, due 2032	169,155	169,155
Contingent convertible senior notes 1.5%, due 2033	283,910	283,910
Deferred tax liability	—	8,572
Stockholders’ equity	477,223	543,487

Total liabilities and stockholders’ equity	$1,008,513	$1,145,955

Working capital	$575,430	$692,453

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